Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Walker Innovation Inc. on Post-Effective Amendment No. 3 to Form S-1, File No. 333-195190 and Post-Effective Amendment No. 4 to Form S-1, File No. 333-191783 of our report dated February 7, 2017 with respect to our audits of the consolidated financial statements of Walker Innovation Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended, which report is included in this Annual Report on Form 10-K of Walker Innovation Inc. for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

February 7, 2017